UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C., 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 9, 2026

NEXTNRG, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40809	84-4260623
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

407 Lincoln Rd. #9F, Miami Beach, Florida 33190

(Address of principal executive offices, including Zip Code)

(305) 791-1169

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	NXXT	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

March 11 Stock Purchase Agreement

As previously disclosed, on July 15, 2025, NextNRG, Inc. (the “Company”) issued a promissory note in favor of a third party (the “Noteholder”) in the original principal amount of $2,000,000 (the “Note”). On March 11, 2026, the Company entered into a Stock Purchase Agreement (the “March 11 SPA”) with the Noteholder. Pursuant to the terms of the March 11 SPA, the Company agreed to sell to the Noteholder, and the Noteholder agreed to purchase, 3,181,818 shares of the Company’s common stock at a purchase price of $1,750,000 (the “Purchase Price”), representing a price per share of $0.55. In lieu of paying the Purchase Price in cash, the Noteholder agreed to absolve the Company of its liability in the amount of $1,750,000 pursuant to the Note.

The March 11 SPA contains customary representations, warranties and covenants.

The foregoing description of the March 11 SPA does not purport to be complete and is qualified in its entirety by reference to the full text of the March 11 SPA, a copy of which is filed herewith as Exhibit 10.1.

Receivables Agreement

On March 9, 2026, the Company entered into a Future Receivables Sale and Purchase Agreement (the “Receivables Agreement”), dated as of March 5, 2026, with a third party funder (the “Purchaser”). Pursuant to the terms of the Receivables Agreement, the Company agreed to sell to the Purchaser, and the Purchaser agreed to purchase, the Company’s right, title and interest in 6.87% (the “Specified Percentage”) of the Company’s receipts of monies for the sale of its goods and services after the effective date of the Agreement (the “Future Receipts”) until $2,772,000 (the “Purchased Amount”) shall have been delivered by the Company to the Purchaser. In consideration thereof, the Purchaser paid $2,100,000 to the Company, less applicable fees in the amount of $105,035.

The Company agreed to deliver to the Purchaser daily a fixed amount that the parties agree to be a good faith approximation of the Specified Percentage of the Future Receipts, which amount initially will be equal to $231,000 on a biweekly basis.

As security for payment and performance of the Company’s obligations pursuant to the Receivables Agreement, the Company agreed to grant to the Purchaser a first priority lien on all of the Company’s interest in all accounts, including, but not limited to deposit accounts, accounts receivables, other receivables and inventory, whether existing as of the effective date of the Receivables Agreement or thereafter acquired.

Upon occurrence of an event of default due to the Company’s breach of its obligations under the Receivables Agreement, the Company agreed to immediately deliver to the Purchaser the entire unpaid portion of the Purchased Amount. The Company also agreed to pay the Purchaser specified damages, and the entire sum due will bear simple interest from the default date until it is paid in full, at a rate of 9% per annum, with interest accruing daily.

The Receivables Agreement does not have a fixed duration and will expire on the date on which the Purchased Amount and all other sums due to the Purchaser are paid in full.

The Receivables Agreement contains customary representations, warrants and covenants.

Michael D. Farkas, the Company’s Chief Executive Officer, Chairman of the Board of Directors and beneficial holder of a majority of the Company’s outstanding common stock, personally guaranteed the Company’s obligations under the Receivables Agreement.

The foregoing description of the Receivables Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Receivables Agreement, a copy of which is filed herewith as Exhibit 10.2.

Item 1.02. Termination of a Material Definitive Agreement.

In connection with entry into the March 11 SPA and payment of the Purchase Price through the Noteholder’s absolving of the Company’s liability in the amount of $1,750,000 pursuant to the Note, the Note was terminated on March 11, 2026. As a result, any obligations and/or liabilities of the Company under the Note are null and void, of no further force or effect, and fully satisfied.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Stock Purchase Agreement, dated as of March 11, 2026, by and between the registrant and the Noteholder.
10.2	Future Receivables Sale and Purchase Agreement, entered into on March 9, 2026 and dated March 5, 2026, by and between the registrant and the Purchaser.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NextNRG, Inc.

Date: March 13, 2026	By:	/s/ Michael Farkas
	Name:	Michael Farkas
	Title:	Chief Executive Officer